As filed with the Securities and Exchange Commission on February 25, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	73-1395733
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma	73118
(Address of Principal Executive Offices)	(Zip Code)

CHESAPEAKE ENERGY CORPORATION

SAVINGS AND INCENTIVE STOCK BONUS PLAN

(Full Title of the Plan)

Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, Oklahoma 73118	Copies to: Connie S. Stamets, Esq. Bracewell & Giuliani LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202-2711
(Name and Address of Agent For Service)

(405) 848-8000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock, $.01 par value per share	3,000,000	$15.555	$46,665,000	$1,833.35

(1)	This Registration Statement covers 2,781,256 shares, not previously registered, under the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”). In addition, this Registration Statement covers up to 218,744 shares that were previously registered under the registrant’s registration statement on Form S-8 (Registration No. 333-118325), as filed with the Securities and Exchange Commission on August 17, 2004 (the “Prior Registration Statement”), for offer or sale under the Nomac Drilling 401(k) Plan (the “Nomac Plan”) and which may be offered or sold under the Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of shares remaining available for issuance under the Nomac Plan. Pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Calculated pursuant to paragraphs (c) and (h) of Rule 457, based on the average of the high and low prices of the common stock of Chesapeake Energy Corporation reported on the New York Stock Exchange on February 23, 2009.
(3)	The Carried Forward Shares were previously registered under the Prior Registration Statement; therefore, no filing fee with respect to those shares is required (Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8). A post-effective amendment to the Prior Registration Statement is being filed concurrently with this Registration Statement to reallocate the Carried Forward Shares from the Prior Registration Statement and to carry over the registration fee of $394.38 paid for the Carried Forward Shares from the Prior Registration Statement. As a result of the application of the registration fee previously paid with respect to the Carried Forward Shares, a registration fee of $1,438.97 is being paid with this filing.

EXPLANATORY NOTE

By this registration statement, Chesapeake Energy Corporation (the “Company”) is registering an additional 2,781,256 shares of its common stock, $.01 par value, not previously registered and up to 218,744 shares of its common stock, $.01 par value, that were previously registered pursuant to the Nomac Drilling 401(k) Plan. The shares registered hereunder are issuable pursuant to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”). The Company has previously filed registration statements relating to plan interests and 1,560,000 shares of its common stock issuable under the Plan (SEC File Nos. 333-07255, 333-30324 and 333-118312 filed on January 28, 1996, February 14, 2000 and August 17, 2004, respectively). The contents of these prior registration statements are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on February 25, 2009.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Aubrey K. McClendon
Aubrey K. McClendon
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 25, 2009.

SIGNATURE	TITLE

/s/ Aubrey K. McClendon	Chairman of the Board, Chief Executive
Aubrey K. McClendon	Officer and Director
(Principal Executive Officer)

/s/ Marcus C. Rowland	Executive Vice President and Chief
Marcus C. Rowland	Financial Officer
(Principal Financial Officer)

/s/ Michael A. Johnson	Senior Vice President – Accounting,
Michael A. Johnson	Controller and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Richard K. Davidson	Director
Richard K. Davidson

/s/ V. Burns Hargis	Director
V. Burns Hargis

/s/ Frank Keating	Director
Frank Keating

/s/ Breene M. Kerr	Director
Breene M. Kerr

/s/ Merrill A. Miller, Jr.	Director
Merrill A. Miller, Jr.

/s/ Charles T. Maxwell	Director
Charles T. Maxwell

/s/ Don L. Nickles	Director
Don L. Nickles

/s/ Frederick B. Whittemore	Director
Frederick B. Whittemore

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on February 25, 2009.

CHESAPEAKE ENERGY CORPORATION
SAVINGS AND INCENTIVE STOCK BONUS PLAN

By:	CHESAPEAKE ENERGY CORPORATION

	By:	/s/ Lisa Phelps
Lisa Phelps
Vice President – Human Resources

EXHIBIT INDEX

Exhibit Number	Description
10.1	Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan

23.1	Consent of PricewaterhouseCoopers, LLP.

23.2	Consent of Netherland, Sewell & Associates, Inc.

23.3	Consent of Data & Consulting Services, Division of Schlumberger Technology Corporation

23.4	Consent of Lee Keeling and Associates, Inc.

23.5	Consent of Ryder Scott Company, L.P.

23.6	Consent of LaRoche Petroleum Consultants, Ltd.